Exhibit 10.1

NON-QUALIFIED STOCK OPTION AGREEMENT
This Non-Qualified Stock Option Agreement (this “Agreement”) is made and entered into as of the Date of Grant set forth on the Grant Detail Page by and between Diebold Nixdorf, Incorporated, an Ohio corporation (the “Company”) and the Participant.
1.Grant of Option.

1.1    Grant; Type of Option. The Company hereby grants to the Participant an option (the “Option”) to purchase the total number of Common Shares of the Company equal to the number of Option Shares set on the Grant Detail Page, at the Exercise Price per Option Share set forth on the Grant Detail Page. The Option is being granted pursuant to the terms of the Company’s 2017 Equity and Performance Incentive Plan (the “Plan”). The Option is intended to be a Non‑qualified Stock Option and not an Incentive Stock Option within the meaning of Section 422 of the Code.

1.2    Consideration. The grant of the Option is made in consideration of the services to be rendered by the Participant to the Company or a Subsidiary and is subject to the terms and conditions of the Plan and this Agreement. Capitalized terms used but not defined herein will have the meaning ascribed to them in the Plan.

2.Vesting; Expiration.

2.1    Vesting Schedule. Except as otherwise provided in this Agreement and subject to the Participant’s continuous service with the Company or a Subsidiary, the Option will vest and become exercisable in three equal installments on each of the first, second and third anniversaries of the Date of Grant. Except as otherwise stated in this Agreement, the unvested portion of the Option will not be exercisable on or after the Participant’s termination of continuous service. To the extent exercisable pursuant to this Agreement, this Option may be exercised in whole or in part from time-to-time.

2.2    Expiration. The Option will expire on the Expiration Date set forth on the Grant Detail Page, or earlier as provided in this Agreement or the Plan.

3.Termination of Continuous Service.

3.1    Termination for Reasons Other Than for Cause, Death, Disability or After Satisfying Service Requirements; Engaging in Detrimental Activity. If the Participant’s continuous service is terminated for any reason other than for as set forth in Sections 3.2, 3.3 and 3.4, or contemplated by Section 7, the Participant may exercise the vested portion of the Option only within such period of time ending on the earlier of (a) ninety (90) days following the termination of the Participant’s continuous service or (b) the Expiration Date. If the Participant dies or becomes Disabled during this ninety (90) day period, then the Participant may exercise the vested portion of the Option within such period of time ending on the earlier of (a) the date 12 months following the Participant’s termination of continuous service or (b) the Expiration Date.

3.2    Termination for Cause or Engaging in Detrimental Activity. If the Participant’s continuous service is terminated for Cause (as defined in Section 4.3) or if the Participant engages in Detrimental Activity (as defined in Section 4.2), the Option (whether vested or unvested) shall immediately terminate and cease to be exercisable.

3.3    Termination due to Death or Disability. If the Participant’s continuous service terminates as a result of the Participant’s death or Disability, the Option shall vest in full immediately, and the Option may be exercised by the Participant (or in the case of exercise after the Participant’s death or incapacity, the Participant’s executor, administrator, heir or legatee, as the case may be) only within such period of time ending on the earlier of (a) the date twelve (12) months following the Participant’s termination of continuous service or (b) the Expiration Date.

3.4    Termination after Satisfying Service Requirements.

(a)    If the Participant’s continuous service terminates on or after the date on which the Participant attains age fifty-five (55), and if on such date the Participant shall have completed five (5) or more years of continuous service with the Company or its Subsidiaries, then this Option shall continue to vest in accordance with the vesting schedule set forth in Section 2.1 and the Participant may exercise the vested portion of the Option until the Expiration Date.

(b)    If the Participant’s continuous service with the Company or a Subsidiary terminates on or after the date on which the sum of the Participant’s age and the number of the Participant’s years of continuous service with the Company and its Subsidiaries on such date equals or exceeds seventy (70), then the Participant may exercise the vested portion of the Option only within such period of time ending on the earlier of (i) five (5) years after the date the Participant’s continuous service ceases or (ii) the Expiration Date.

3.5    Extension of Termination Date. If following the Participant’s termination of continuous service for any reason the exercise of the Option is prohibited because the exercise of the Option would violate the registration requirements under the Securities Act or any other state or federal securities law or the rules of any securities exchange or interdealer quotation system, then the expiration of the Option shall be tolled until the date that is thirty (30) days after the end of the period during which the exercise of the Option would be in violation of such registration or other securities requirements.

4.Detrimental Activity.

4.1    Engaging in Detrimental Activity. If the Participant, either during employment by the Company or a Subsidiary or within one year after termination of such employment, shall engage in any Detrimental Activity, and the Board shall so find, and the Participant shall not have ceased all Detrimental Activity within thirty (30) days after notice of such finding given within one (1) year after commencement of such Detrimental Activity, the Participant shall:

(a)    Return to the Company, in exchange for payment by the Company of the Exercise Price paid therefor, all Common Shares that the Participant has not disposed of that were purchased pursuant to this Agreement within a period of one (1) year prior to the date of the commencement of such Detrimental Activity, and

(b)    With respect to any Common Shares that the Participant has disposed of that were purchased pursuant to this Agreement within a period of one (1) year prior to the date of the commencement of such Detrimental Activity, pay to the Company in cash the difference between:

(i)	The Exercise Price paid therefor by the Participant pursuant to this Agreement, and

(ii)	The closing price of the Common Shares on the New York Stock Exchange on the date of such purchase (or on the last trading day prior to such purchase, if there was no trading on the purchase date).

To the extent that such amounts are not paid to the Company, the Company may set off the amounts so payable to it against any amounts that may be owing from time to time by the Company or a Subsidiary to the Participant, whether as wages, deferred compensation or vacation pay or in the form of any other benefit or for any other reason.
4.2    Definition of “Detrimental Activity.” For purposes of this Agreement, the term “Detrimental Activity” shall include:

(a)Engaging in any activity, as an employee, principal, agent, or consultant for another entity, and in a capacity, that directly competes with the Company or any Subsidiary in any actual product, service, or business activity (or in any product, service, or business activity which was under active development while the Participant was employed by the Company if such development is being actively pursued by the Company during the one- (1) year period first referred to in Section 4.1) for which the Participant has had any direct responsibility and direct involvement during the last two (2) years of his or her employment with the Company or a Subsidiary, in any territory in which the Company or a Subsidiary manufactures, sells, markets, services, or installs such product or service, or engages in such business activity.

(b)Soliciting any employee of the Company or a Subsidiary to terminate his or her employment with the Company or a Subsidiary.

(c)The disclosure to anyone outside the Company or a Subsidiary, or the use in other than the Company or a Subsidiary’s business, without prior written authorization from the Company, of any confidential, proprietary or trade secret information or material relating to the business of the Company and its Subsidiaries, acquired by the Participant during his or her employment with the Company or its Subsidiaries or while acting as a consultant for the Company or its Subsidiaries thereafter; provided, however, that nothing in this Agreement or the Plan limits a Participant’s ability to file a charge or complaint or to communicate, including by providing documents or other information without notice to the Company, with the Securities and Exchange Commission or any other governmental agency or commission (“Government Agency”) or limits a Participant’s right to receive an award for information provided to any Government Agency.

(d)The failure or refusal to disclose promptly and to assign to the Company upon request all right, title and interest in any invention or idea, patentable or not, made or conceived by the Participant during employment by the Company and any Subsidiary, relating in any manner to the actual or anticipated business, research or development work of the Company or any Subsidiary or the failure or refusal to do anything reasonably necessary to enable the Company or any Subsidiary to secure a patent, a design registration, a utility model or a copyright registration where appropriate, in the United States and in any other countries.

(e)Activity that results in termination for Cause (as defined in Section 4.3).

4.3    Definition of “Cause.” For the purposes of Sections 3 and 4 of this Agreement, “Cause” shall mean a termination due to the Participant’s:

(a)    Willful failure to substantially perform his or her duties with the Company (other than any such failure resulting from the Participant’s Disability), after a written demand for substantial performance is delivered to the Participant that specifically identifies the manner in which the Company believes that the Participant has not substantially performed his or her duties, and the Participant has failed to remedy the situation within fifteen (15) business days of such written notice from the Company;

(b)    Willful gross negligence in the performance of the Participant’s duties;

(c)    Conviction of, or plea of guilty or nolo contendere, to any felony or a lesser crime or offense which, in the reasonable opinion of the Company, could adversely affect the business or reputation of the Company;

(d)    Willful engagement in conduct that is demonstrably and materially injurious to the Company, monetarily or otherwise;

(e)    Willful violation of any provision of the Company’s code of conduct;

(f)Willful violation of any of the covenants contained in Article 4 of the Senior Leadership Severance Plan, if applicable to the Participant;

(g)Act of dishonesty resulting in, or intended to result in, personal gain at the expense of the Company;

(h)Engaging in any act that is intended to harm, or may be reasonably expected to harm, the reputation, business prospects, or operations of the Company; or

(i)Engaging in any act that justifies termination of employment with immediate effect under the local laws applicable to the Participant’s employment relationship.

For purposes of this definition, no act or omission by the Participant shall be considered “willful” unless it is done or omitted in bad faith or without reasonable belief that the Participant’s action or omission was in the best interests of the Company. Any act or failure to act based upon: (i) authority given pursuant to a resolution duly adopted by the Board; or (ii) advice of counsel for the Company, shall be conclusively presumed to be done or omitted to be done by the Participant in good faith and in the best interests of the Company.
For purposes of this Award, there shall be no termination for Cause pursuant to subsections (a) through (h) above, unless a written notice, containing a detailed description of the grounds constituting Cause hereunder, is delivered to the Participant stating the basis for the termination. Upon receipt of such notice, the Participant shall be given thirty (30) days to fully cure (if such violation, neglect, or conduct is capable of cure) the violation, neglect, or conduct that is the basis of such claim.
5.    Manner of Exercise.

5.1    Election to Exercise. To exercise the Option, the Participant (or in the case of exercise after the Participant’s death or incapacity, the Participant’s executor, administrator, heir or legatee, as the case may be) must deliver to the Company a notice of intent to exercise in the manner designated by the Committee.

5.2    Payment of Exercise Price. The entire Exercise Price of the Option shall be payable in full at the time of exercise in:

(a)    cash;

(b)    check;

(c)    Common Shares, provided that such Common Shares have a Fair Market Value on the date of surrender equal to the aggregate Exercise Price and provided that accepting the Common Shares does not result in any adverse accounting consequences to the Company;

(d)    consideration received by the Company under a broker-assisted (or other) cashless exercise program implemented by the Company in connection with this Plan;

(e)    by net exercise;

(f)    other consideration and method of payment to the extent permitted by applicable law and approved by the Committee; or

(g)    any combination of the foregoing methods.

5.3    Withholding. Prior to the issuance of Common Shares upon the exercise of the Option, the Participant must make arrangements satisfactory to the Company to pay or provide for any applicable federal, state and local withholding obligations of the Company. The Participant may satisfy any federal, state or local tax withholding obligation relating to the exercise of the Option by any of the following means:

(a)    tendering a cash payment;

(b)    subject to Article XIII of the Plan, authorizing the Company to withhold Common Shares from those otherwise issuable to the Participant as a result of the exercise of the Option; or

(c)    delivering to the Company previously owned and unencumbered Common Shares.

The Company has the right to withhold from any compensation paid to a Participant.
6.    Transferability. This Option is not transferable by the Participant other than by will or the laws of descent and distribution, except (so long as the Participant is not a Director or officer of the Company within the meaning of Section 16 of the Exchange Act) to a fully revocable trust of which the Participant is treated as the owner for federal income tax purposes.

7.    Change in Control.

7.1    Acceleration of Vesting. Notwithstanding any provision of this Agreement to the contrary, if a Change in Control occurs and the Participant’s continuous service with the Company or a Subsidiary is terminated by the Company other than for Cause (as defined in Section 7.3) (other than for death or Disability) or by the Participant for Good Reason (as defined in Section 7.4), in either case, within twenty-four (24) months following the Change in Control, 100% of the Common Shares subject to the Option shall become immediately vested and exercisable.

7.2    Business Combination. Notwithstanding anything in this Section 7 to the contrary, in connection with a Business Combination (as defined in the Plan) the result of which is that the Company’s Common Shares and voting stock exchanged for or becomes exchangeable for securities of another entity, cash or a combination thereof, if the entity resulting from such Business Combination does not assume the Option evidenced hereby and the Company’s obligations hereunder, or replace the Option evidenced hereby with a substantially equivalent security of the entity resulting from such Business Combination, then the Option evidenced hereby shall vest in full and become immediately exercisable as of the day immediately prior to the date of such Business Combination.

7.3    Definition of “Cause.” For purposes of Section 7.1 of this Agreement, “Cause” means that the Participant has committed:

(a)    an intentional act of fraud, embezzlement or theft in connection with his or her duties or in the course of his or her employment with the Company or any Subsidiary;

(b)    intentional wrongful damage to property of the Company or any Subsidiary;

(c)    intentional wrongful disclosure of secret processes or confidential information of the Company or any Subsidiary; or

(d)    intentional wrongful engagement in any competitive activity which would constitute a material breach of the duty of loyalty (“Competitive Activity”); and any such act shall have been materially harmful to the Company and its Subsidiaries taken as a whole. No act, or failure to act, on the part of the Participant shall be deemed “intentional” if it was due primarily to an error in judgment or negligence, but shall be deemed “intentional” only if done, or omitted to be done, by the Participant not in good faith and without reasonable belief that his or her action or omission was in or not opposed to the best interest of the Company and its Subsidiaries.

7.4    Definition of “Good Reason.” For purposes of Section 7.1 of this agreement, “Good Reason” means:

(a)    failure to elect, reelect or otherwise maintain the Participant in the offices or positions in the Company or any Subsidiary which the Participant held immediately prior to a Change in Control, or the removal of the Participant as a director of the Company (or any successor thereto) if the Participant shall have been a director of the Company immediately prior to the Change in Control;

(b)    a material reduction in the nature or scope of the responsibilities or duties attached to the position or positions with the Company and its Subsidiaries which the Participant held immediately prior to the Change in Control, a material reduction in the aggregate of the Participant’s base pay and incentive pay opportunity received from the Company, or the termination of the Participant’s rights to any material employee benefits to which he or she was entitled immediately prior to the Change in Control or a material reduction in scope or value thereof without the prior written consent of the Participant;

(c)    the liquidation, dissolution, merger, consolidation or reorganization of the Company or transfer of all or a significant portion of its business and/or assets, unless the successor or successors (by liquidation, merger, consolidation, reorganization or otherwise) to which all or a significant portion of its business and/or assets have been transferred (directly or by operation of law) shall have assumed all duties and obligations of the Company under this Agreement; or

(d)    the Company shall relocate its principal executive offices, or the Company or any Subsidiary shall require the Participant to have his or her principal location of work changed, to any location which is in excess of 50 miles from the location thereof immediately prior to the Charge in Control or the Company or any Subsidiary shall require the Participant to travel away from his or her office in the course of discharging his or her responsibilities or duties hereunder significantly more (in terms of either consecutive days or aggregate days in any calendar year) than was required of him or her prior to the Change in Control without, in either case, the Participant’s prior written consent.

The Participant is not entitled to assert that his or her termination is for Good Reason unless the Participant gives the Company written notice of the event or events that are the basis for such claim within ninety (90) days after the event or events occur, describing such claim in reasonably sufficient detail to allow the Company to address the event or events and a period of not less than thirty (30) days after to cure the alleged condition.
8.    Adjustments. The Common Shares subject to the Option may be adjusted or terminated in any manner as contemplated by Article XII of the Plan.

9.    Compliance with Law. The exercise of the Option and the issuance and transfer of Common Shares shall be subject to compliance by the Company and the Participant with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which the Company’s Common Shares may be listed. No Common Shares shall be issued pursuant to this Option unless and until any then applicable requirements of state or federal laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel.

10.    Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement will be binding upon the Participant and the Participant’s beneficiaries, executors, administrators and the person(s) to whom the Option may be transferred by will or the laws of descent or distribution.

11.    Severability. The invalidity or unenforceability of any provision of the Plan or this Agreement shall not affect the validity or enforceability of any other provision of the Plan or this Agreement, and each provision of the Plan and this Agreement shall be severable and enforceable to the extent permitted by law.

12.    Amendment. The Committee has the right to amend, alter, suspend, discontinue or cancel the Option, prospectively or retroactively; provided, that, no such amendment shall adversely affect the Participant’s material rights under this Agreement without the Participant’s consent.

13.    Continuous Service. For purposes of this Agreement, the continuous service of the Participant with the Company or a Subsidiary shall not be deemed interrupted, and the Participant shall not be deemed to have ceased to be an associate of the Company or any Subsidiary, by reason of the transfer of his or her employment among the Company and its Subsidiaries. For the purposes of this Agreement, leaves of absence approved by the Chief Executive Officer of the Company for illness, military or governmental service, or other cause, shall be considered as employment.

14.    Participant’s Acknowledgment. In accepting the grant, the Participant (you) acknowledges that: (a) the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, suspended or terminated by the Company at any time, as provided in the Plan and this Agreement; (b) the grant of the Option is voluntary and occasional and does not create any contractual or other right to receive future grants of Options, or benefits in lieu of Options, even if Options have been granted repeatedly in the past; (c) all decisions with respect to future grants, if any, will be at the sole discretion of the Company; (d) your participation in the Plan is voluntary; (e) the Options are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments and the Option is an extraordinary item which is outside the scope of your employment contract, if any; (f) in the event that you are an employee of a Subsidiary of the Company, the grant will not be interpreted to form an employment contract or relationship with the Company; and furthermore, the grant will not be interpreted to form an employment contract with the Subsidiary that is your employer; (g) the future value of the underlying Common Shares is unknown and cannot be predicted with certainty; (h) no claim or entitlement to compensation or damages arises from forfeiture or termination of the Options or diminution in value of the Options or the Common Shares and you irrevocably release the Company, its affiliates and its Subsidiaries from any such claim that may arise; and (i) notwithstanding any terms or conditions of the Plan to the contrary, in the event of involuntary termination of your employment, your right to receive Options and vest in Options under the Plan, if any, will terminate effective as of the date that you are no longer actively employed and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); furthermore, in the event of involuntary termination of employment, your right to vest in the Options after termination of employment, if any, will be measured by the date of termination of your active employment and will not be extended by any notice period mandated under local law.

15.    Data Privacy. The Participant (you) hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of your personal data as described in this document by and among, as applicable, the Company, its Affiliates and its Subsidiaries (“the Company Group”) for the exclusive purpose of implementing, administering and managing your participation in the Plan.

You understand that the Company Group holds certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Common Shares or directorships held in the Company, details of all Restricted Stock Units or any other entitlement to Common Shares awarded, canceled, exercised, vested, unvested or outstanding in your favor, for the purpose of implementing, administering and managing the Plan (“Data”). You understand that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in your country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than your country. You understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative. You authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom you may elect to deposit any Common Shares acquired. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative. You understand, however, that refusing or withdrawing your consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.
16.    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

17.    Acceptance. The Participant hereby acknowledges receipt of a copy of the Plan and this Agreement. The Participant has read and understands the terms and provisions thereof, and accepts the Option subject to all of the terms and conditions of the Plan and this Agreement. The Participant acknowledges that there may be adverse tax consequences upon exercise of the Option or disposition of the underlying shares and that the Participant should consult a tax advisor prior to such exercise or disposition. This Agreement is subject to the terms and conditions of the Plan.

18.    Governing Law. The validity, construction, interpretation, and enforceability of this Agreement shall be determined and governed by the laws of the State of Ohio, USA without giving effect to the principles of conflicts of law. For the purpose of litigating any dispute that arises under this Agreement, the parties hereby consent to exclusive jurisdiction and agree that such litigation shall be conducted in the federal or state courts of the State of Ohio, USA.

The parties have executed this Agreement on the terms and conditions set forth herein as of the Date of Grant.

Participant

DIEBOLD NIXDORF, INCORPORATED